Exhibit 99.1

Financial Contact Debra DiMaria Chief Financial Officer +1 (516) 535-3681 debra.dimaria@proginet.com	Media Contact John F. Lynch Director of Communications +1 (516) 535-3651 john.lynch@proginet.com

Proginet Announces Preliminary Third-Quarter 2009 Financial Results

Garden City, N.Y.—May 13, 2009—Proginet Corporation [OTCBB: PRGF], a world leader in multi-platform file transfer solutions, today announced preliminary financial results for the third quarter of fiscal 2009, which ended April 30, 2009. Total revenues for the quarter are estimated to be $1.8 million, compared to total revenues of $1.9 million in the equivalent period of fiscal 2008. The Company expects operating expenses for the quarter to be approximately $2.1 million, a reduction of almost $400,000 compared to the fiscal 2009 second quarter, and a reduction of approximately $800,000 compared to the fiscal 2009 first quarter.

“Revenues have not been at the level we had hoped for,” stated Sandy Weil, Proginet’s President and CEO. “The team has been working hard to close some key opportunities we are engaged in. Unfortunately, we were unable to make this happen by quarter-end. The economy is clearly impacting how companies are spending money and we’re seeing a direct effect on the Company’s results. We have continued with our plan to optimize the Company and reduce expenses. Operating expenses for the quarter have been reduced by more than 25% compared to the first quarter of 2009, and we continue to manage our costs aggressively.”

“There are a number of positives,” continued Mr. Weil. “Our partnership strategy is starting to show early signs of success. We executed major new OEM agreements with Software AG and Attachmate during the second quarter. These are both ramping up nicely with some good joint opportunities currently being worked on. In addition, Beta Systems, who were signed in the first quarter and have exclusive distribution rights in Europe, have successfully closed business including a six figure deal in Denmark, the associated revenues of which we have begun recognizing this quarter. We’ve also successfully implemented the RocketStream file transfer acceleration technology in CyberFusion Integration Suite (CFI)® and delivered a FIPS 140-2 compliant version of the software for the government marketplace.”

Proginet points out that all estimates are preliminary and that differences may arise between estimates and actual results, which will be available when the Company and its auditors complete their review of the Company's results for the third quarter of fiscal 2009. The Company will report third quarter 2009 financial results on Tuesday, May 19, 2009, with an investor conference call scheduled for the same day (full details below).

Investor Conference Call
Proginet will hold an informational investor conference call on Tuesday, May 19, 2009 at 4:30 p.m. Eastern Time to provide investor updates and answer questions. To listen or participate, investors may call in at the numbers below immediately prior to the event (you will need all of the following information).

Date and Time: Tuesday, May 19, 2009, at 4:30 p.m. Eastern Time
Leader: Mr. Sandy Weil
Passcode: Proginet
Domestic Dial-in: +1 (888) 323-5259
International Dial-in: +1 (630) 395-0349

#      #      #      #      #     #     #

To receive press releases and other corporate communications directly from Proginet, please e-mail investor@proginet.com or call +1 (516) 535-3600.

About Proginet Corporation
Proginet Corporation offers universal, multi-platform software solutions for fast, secure, and inexpensive file transfers both inside and outside the enterprise. Hundreds of companies worldwide rely on Proginet’s CyberFusion Integration Suite (CFI)® and SlingshotTM solutions to conduct business more efficiently while protecting customer data and limiting the risks associated with sharing proprietary information with partners and colleagues around the globe. With over 20 years of experience in the managed file transfer arena, Proginet’s global customer base spans more than 30 countries and includes many Fortune 500 companies. Headquartered in New York, the Company is publicly traded under the symbol [OTCBB: PRGF]. For more information, visit www.proginet.com.

Disclaimer
This press release may contain forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors under those sections. In some cases, you can identify forward-looking statements by terminology such as "expect," "believe," "may," "will," "plans" and "anticipate," or the negative of such terms or comparable terminology. Forward-looking statements appearing herein include statements concerning operating and profitability plans and goals and are based on current expectations.

The matters discussed in this press release also involve risks and uncertainties described from time to time in documents filed with the Securities and Exchange Commission, including but not limited to our Form 10-KSB, Form 10-Qs, and Form 8-Ks (www.sec.gov).